Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 1, 2011 (June 17, 2011 as to Notes 1 and 4) relating to the consolidated financial statements of DCP Midstream Partners, LP and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs referring to (a) the preparation of the portion of the DCP Midstream Partners, LP consolidated financial statements attributable to Discovery Producer Services, LLC, (b) the retroactive effect of the April 1, 2009, acquisition of an additional 25.1% of DCP East Texas Holdings, LLC, which was accounted for in a manner similar to a pooling of interests, (c) the retrospective adjustment for the January 1, 2011 acquisition by DCP Midstream Partners, LP of 33.33% of DCP Southeast Texas Holdings, GP from DCP Midstream, LLC, which was accounted for in a manner similar to a pooling of interests, and (d) the retrospective adjustment for changes to the preliminary purchase price allocation for Marysville Hydrocarbon Holdings, Inc), appearing in the Current Report on Form 8-K of DCP Midstream Partners, LP dated June 17, 2011, and our report dated March 1, 2011, relating to the effectiveness of DCP Midstream Partners, LP’s internal control over financial reporting appearing in the Annual Report on Form 10-K of DCP Midstream Partners, LP for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

June 21, 2011